                                                              EXHIBIT 12


                             FLEMING COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                               FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER
                              -------------------------------------------------
                               1989      1990      1991      1992      1993
                               ----      ----      ----      ----      -----
                                            (In thousands of dollars)
Earnings:
  Pretax income              $139,480  $164,501  $104,329  $194,941   $72,078
  Fixed charges, net          120,769   117,877   117,865   105,726   102,303
                              -------   -------   -------   -------   -------

Total earnings               $260,249  $282,378  $222,194  $300,667  $174,381
                              -------   -------   -------   -------   -------
                              -------   -------   -------   -------   -------


Fixed charges:
  Interest expense           $ 96,425  $ 93,643  $ 93,353  $ 81,102  $ 78,029
  Portion of rental charges
    deemed to be interest      22,945    22,836    22,907    23,027    22,969
  Capitalized interest and
    debt issuance cost
    amortization                2,163     1,250     1,464     1,287     1,005
                              -------   -------    ------   -------   -------

Total fixed charges          $121,533  $117,729  $117,724  $105,416  $102,003
                              -------   -------   -------   -------  --------
                              -------   -------   -------   -------  --------


Ratio of earnings
  to fixed charges               2.14      2.40      1.89      2.85      1.71
                                 ----      ----      ----      ----      ----
                                 ----      ----      ----      ----      ----



"Earnings" consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consist of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest and debt issuance cost.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.

The company has guaranteed indebtedness of a customer. The related fixed charges are not significant and are not presented in the computation of the ratios.

                                      -97-